Exhibit 10.4

AMENDMENT NO. 5 TO

LOAN AND SECURITY AGREEMENT

This Amendment No. 5 to Loan and Security Agreement (this “Amendment”) is entered into as of this 6th day of September, 2011, by and between Openwave Systems Inc., a Delaware corporation (“Borrower”) and Silicon Valley Bank (“Bank”). Capitalized terms used herein without definition shall have the same meanings given them in the Loan Agreement (defined below).

Recitals

Borrower and Bank have entered into that certain Loan and Security Agreement dated as of January 23, 2009 (as amended to date and as may be further amended, restated, supplement or otherwise modified from time to time, the “Loan Agreement”), pursuant to which the Bank has agreed to extend and make available to Borrower certain advances of money.

Borrower desires that Bank amend the Loan Agreement upon the terms and conditions more fully set forth herein.

Subject to the representations and warranties of Borrower, and upon the terms and conditions set forth in this Amendment, Bank is willing to amend the Loan Agreement as specified herein.

Agreement

NOW, THEREFORE, in consideration of the foregoing Recitals and intending to be legally bound, the parties hereto agree as follows:

1.	Amendments to Loan Agreement.

1.1 Section 2.1.3 (Foreign Exchange Sublimit). Section 2.1.3 of the Loan Agreement is deleted in its entirety.

1.2 Section 2.1.4 (Cash Management Services Sublimit). Section 2.1.4 of the Loan Agreement is deleted in its entirety.

1.3 Section 2.2 (Overadvances). Section 2.2 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“If, at any time, the sum of (a) the outstanding principal amount of any Advances, plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), exceeds the lesser of either the Revolving Line or the Borrowing Base, Borrower shall immediately pay to Bank in cash such excess.”

1.4 Section 4.1 (Grant of Security Interest). The following is added to the end of Section 4.1 of the Loan Agreement:

“Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority security interest granted herein.”

1.5 Section 6.7 (Financial Covenants). Subsection (a) (Liquidity Coverage Ratio) of Section 6.7 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“Liquidity Coverage Ratio. A minimum ratio, measured as of the end of each calendar month, of (i) unrestricted cash, Cash Equivalents and short and long-term investments (with the exception of auction rate securities), plus 10% of Eligible Accounts to (ii) aggregate Obligations (exclusive of cash management services and foreign exchange contracts), of not less than 2.00:1.00.”

1.6 Section 8.7 (Judgments). Section 8.7 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least $750,000 or with respect to (a) the pending litigation In re Openwave Systems Securities Litigation (Master File 07-1309 (DLC)) in excess of $5,000,000, or (b) a settlement of the Openwave Systems vs. Myriad France S.A.S. litigation in excess of $12,000,000 (in each case, not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier), shall be rendered against Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of thirty (30) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order, or decree);”

1.7 Section 13 (Definitions). The following definitions are deleted in their entirety from Section 13.1 of the Loan Agreement:

“Cash Management Services”, “FX Forward Contract”, “FX Reduction Amount”, and “FX Reserve”.

1.8 Section 13 (Definitions). The following definitions in Section 13.1 of the Loan Agreement are hereby amended and restated in their entirety as follows:

““Borrowing Base” is $20,000,000 plus 75% of Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, Bank may decrease the foregoing percentage in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.”

““Loan Documents” are, collectively, this Agreement, the Collateral Information Certificate, any Bank Services Agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower and any Guarantor and/or for the benefit of Bank, all as amended, restated, or otherwise modified.”

““Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.”

1.9 Section 13 (Definitions). The following definition is added in proper alphabetical order to Section 13.1 of the Loan Agreement:

““Bank Services” are any products and/or credit services facilities provided to Borrower by Bank, including, without limitation, guidance facilities, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).”

2. BORROWER’S REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants that:

(a) immediately upon giving effect to this Amendment (i) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (ii) no Event of Default has occurred and is continuing;

(b) Borrower has the corporate power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

(c) the certificate of incorporation and by-laws of Borrower (collectively, “Organizational Documents”) delivered to Bank on or prior to the date hereof are true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect as of the date hereof, and Borrower shall promptly deliver to Bank any amendments, supplements, restatements or other modifications to such Organizational Documents;

(d) the execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized by all necessary corporate action on the part of Borrower;

(e) this Amendment has been duly executed and delivered by the Borrower and is the binding obligation of Borrower, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights; and

(f) as of the date hereof, Borrower has no defenses against the obligations to pay any amounts under the Obligations. Borrower acknowledges that Bank has acted in good faith and has conducted in a commercially reasonable manner its relationships with Borrower in connection with this Amendment and in connection with the Loan Documents.

Borrower understands and acknowledges that Bank is entering into this Amendment in reliance upon, and in partial consideration for, the above representations and warranties, and agrees that such reliance is reasonable and appropriate.

3. LIMITATION. The amendments set forth in this Amendment shall be limited precisely as written and shall not be deemed (a) to be a forbearance, waiver or modification of any other term or condition of the Loan Agreement or of any other instrument or agreement referred to therein or to prejudice any right or remedy which Bank may now have or may have in the future under or in connection with the Loan Agreement or any instrument or agreement referred to therein; (b) to be a consent to any future amendment or modification, forbearance or waiver to any instrument or agreement the execution and delivery of which is consented to hereby, or to any waiver of any of the provisions thereof; or (c) to limit or impair Bank’s right to demand strict performance of all terms and covenants as of any date. Except as expressly amended hereby, the Loan Agreement shall continue in full force and effect.

4. EFFECTIVENESS. This Amendment shall be deemed effective upon the satisfaction of all the following conditions precedent:

4.1 Amendment. Borrower and Bank shall have duly executed and delivered this Amendment to Bank.

4.2 Waiver Fee. Borrower shall have paid Bank an amendment fee in the amount of $7,500.

4.3 Payment of Bank Expenses. Borrower shall have paid all Bank Expenses (including all reasonable attorneys’ fees and reasonable expenses) incurred through the date of this Amendment

5. COUNTERPARTS. This Amendment may be signed in any number of counterparts, and by different parties hereto in separate counterparts, with the same effect as if the signatures to each such counterpart were upon a single instrument. All counterparts shall be deemed an original of this Amendment.

6. INTEGRATION. This Amendment and any documents executed in connection herewith or pursuant hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, offers and negotiations, oral or written, with respect thereto and no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Amendment; except that any financing statements or other agreements or instruments filed by Bank with respect to Borrower shall remain in full force and effect.

7. GOVERNING LAW; VENUE. THIS AMENDMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

Borrower:	Openwave Systems Inc., a Delaware corporation

	By	Anne K. Brennan /s/

	Name:	Anne K. Brennan
	Title:	Chief Financial Officer

Bank:	Silicon Valley Bank

	By	Tom Smith /s/
	Name:	Tom Smith
	Title:	Managing Director